Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of December 30, 2016, by and between LMI Aerospace, Inc., a Missouri corporation, its successors, and assigns (“Corporation”), and _____________________ (“Executive”).
1.Purpose and Employment. The purpose of this Agreement is to define the relationship between Corporation as an employer and Executive as an employee of Corporation. Corporation hereby employs Executive, and Executive hereby accepts employment with Corporation upon all of the terms and conditions set forth in this Agreement.

2.Executive Representations and Warranties. Executive represents and warrants to Corporation that Executive is not bound by any covenant not to compete or similar agreement that would prohibit Executive from performing, or would restrict or limit Executive in Executive’s performance of, Executive’s job duties for Corporation. Executive shall indemnify and hold harmless Corporation and its officers, managers, members, agents and representatives from and against any damages, losses, claims, costs (including attorneys’ fees) incurred by any of them arising out of or resulting from any breach of the foregoing representation and warranty by Executive.

3.Duties and Position.

A.Position. Corporation hereby employs Executive as its [Title], reporting to the [Title] of Corporation. Executive’s title and/or reporting structure may be modified during Executive’s employment, subject to Section 6(C)2.

B.Duties. Executive shall perform and discharge well and faithfully, on behalf of Corporation and its subsidiaries, duties commensurate with the position of [Title] of a publicly-traded company. Executive shall also perform any such other and further duties, responsibilities, and functions, at such locations, and in such manner as may be specified from time to time by the Board during Executive’s employment.

C.Duty of Loyalty. Executive agrees to devote so much of Executive’s time, attention and energies to the business of Corporation as is necessary for the successful operation of Corporation and shall endeavor at all times to improve the business of Corporation. Executive shall not engage in any other business activities without the advance written consent of Corporation. Such consent by Corporation shall not be unreasonably withheld provided that such other business activities do not detract from or violate Executive’s duties for and obligations to Corporation.

D.Compliance with Corporation Policies. Executive agrees to comply with and be subject to all of Corporation’s policies and procedures, including reasonable amendments to such policies and procedures adopted by Corporation during the term of Executive’s employment, as well as such reasonable rules and regulations as are adopted from time to time by Corporation.

4.Term. The term of Executive’s employment under this Agreement shall commence on January 1, 2017 (“Effective Date”), and shall terminate as on December 31, 2019 (“Term”) unless sooner terminated by either Party in accordance with the terms of this Agreement. Neither Corporation nor Executive is under any obligation to renew or extend the Executive’s employment beyond the Term of this Agreement.

5.Compensation

A.Base Salary. For all services to be rendered by Executive in any capacity hereunder, Executive shall be entitled to receive from Corporation an annual “Base Salary” in the amount of:
Amount ($XXX,XXX)
The Compensation Committee of the Board of Directors will annually review Executive’s salary and level of performance and may, in its sole discretion, increase (but not reduce) Executive’s Base Salary. If increased, such Base Salary, as so increased, shall constitute “Base Salary” hereunder.

All payments of Base Salary shall be paid in accordance with Corporation’s normal payroll procedures and shall be less any authorized or required payroll deductions. In the event this Agreement is in effect for only a portion of any particular year, the amount of Executive’s Base Salary for that year shall be prorated on the basis of the actual number of pay periods during such year that this Agreement was in effect.

B.	Bonuses.

1.
Annual Performance Bonus: Executive shall be eligible for an annual performance bonus (“Performance Bonus”) each Fiscal Year during the Term. Executive shall have annual Performance Bonus payout target of [XX] percent (XX%) of Base Salary, provided that individual Executive and Corporation performance goals are met and Executive is employed under the terms and conditions of this Agreement as of the last day of the Fiscal Year in which the Performance Bonus may be achieved. The performance targets establishing Executive’s eligibility for the Performance Bonus as well as any threshold or maximum amounts relative to target will be established by the Board, in consultation with Executive, no later than 60 days after the start of the Fiscal Year in which the Performance Bonus may be achieved. In no event shall Corporation be obligated to pay Executive any Performance Bonus if minimum performance goals are not achieved.

Any Performance Bonus payment shall be less any authorized or required payroll deductions and shall be paid not later than fifteen (15) days after the receipt by Corporation of its annual audited financial statements, which Corporation expects to receive within seventy-five (75) days after the end of each Corporation fiscal year. The Performance Bonus will be paid either in cash, in fully vested, exercisable shares of Corporation stock (“Stock”) or any combination of cash and Stock, as determined by the Compensation Committee of the Corporation’s Board. The price per share for any Corporation stock granted as part of the Performance Bonus will be based on the average of the high and low price per share on the date such stock is granted, which shall be March 15 of the year following the fiscal year in which such Performance Bonus is earned or the first market day thereafter if the market is closed March 15. Corporation shall determine the form(s) of payment of any Performance Bonus and communicate such determination to Executive, in writing, no later than December 15 of the fiscal year prior to which such Performance Bonus may be earned.
Corporation retains the right to modify or adjust the manner in which the Performance Bonus is calculated at any time, including in the event that

Corporation either acquires the majority interest or more in the assets of another entity, experiences a change in its organizational structure affecting one or more of its entities, or sells its assets, or any portion thereof, to another entity.

2.
Long-Term Incentive Plan: Provided Corporation’s financial targets are met, and Executive has achieved and is maintaining a satisfactory level of performance as determined by Corporation, and Executive is employed under the terms and conditions of this Agreement as of the date in which the “Long Term Incentive” is to be awarded, Corporation shall grant Executive Restricted Stock as part of Corporation’s “Long Term Incentive Plan”. Restricted Stock shall be issued and vest in accordance with the terms of the RSA. Each annual grant of Restricted Stock shall have a targeted value of approximately [$XX,XXX] and be subject to time-based and/or performance conditions, however the actual amount of each annual award will be determined by the Board. The individual and/or organizational performance targets establishing Executive’s eligibility for the Long Term Incentive will be established by the Board of Directors no later than 60 days after the start of the Fiscal Year in which the incentive may be earned. In no event shall Corporation be obligated to grant Executive any Long Term Incentive if minimum performance targets are not achieved. Any Long Term Incentive grant shall be made not later than fifteen (15) days after the receipt by Corporation of its annual audited financial statements. The number of shares to be granted will be determined by dividing the total amount earned as Long Term Incentive for that year by the average price per share on the date such stock is granted.

3.
Pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Clawback Provision”), if Corporation is required to prepare an accounting restatement for any fiscal quarter or year due to the material non-compliance of Corporation with any financial reporting requirement under the securities laws, Corporation shall recover any incentive-based compensation (including stock options) paid to any current or former executive officer during the three-year period preceding the date on which the Corporation is required to prepare a restatement. The amount to be recovered is the excess of the amount originally paid to the executive officer based on the incorrect financial statements over the amount that would have been paid under the restated financials. In the event of any inconsistency between this section iii and of the Dodd-Frank Clawback Provision, the Dodd-Frank Clawback Provision shall prevail. Additionally, to the extent that future final rules, regulations or listing standards that would add to, modify or supplement the Dodd-Frank Clawback Provision (each, a “Modification”) are promulgated by the Securities and Exchange Commission, or any other federal regulatory agency or any national securities exchange on which Corporation is listed, then this section iii shall be deemed modified to the extent required to remain consistent with such Modification, as of the date upon which such Modification becomes or would otherwise be deemed to be effective.

C.	Fringe Benefits.

1.
Provided that Executive meets the applicable eligibility requirements, Executive shall be eligible to participate in such employee fringe benefit plans as may be authorized and adopted from time to time by Corporation, including the following: any health insurance plan; any medical reimbursement plan; any qualified retirement plan; any disability or leave pay plan; any disability insurance plan; any group term life insurance plan; and such other employee benefit plans offered by Corporation for which Executive is eligible pursuant to the terms of such plans. Corporation may also furnish such other benefits to Executive as Corporation shall determine from time to time within its sole discretion to be in the best interests of Corporation and Executive.

2.	Corporation shall provide Executive during the term of Executive’s employment an annual automobile allowance in the amount of Seven Thousand Dollars ($7,000.00).

3.	Corporation retains the right to implement, modify or discontinue these benefits at any time, with or without notice.

D.Business Expenses. Throughout the term of Executive’s employment hereunder, Corporation shall reimburse Executive for all reasonable and necessary travel, entertainment, and other business expenses that may be incurred in direct connection with the performance of Executive’s duties hereunder and in accordance with policies concerning travel and expense reimbursement adopted from time to time by Corporation.

E.Paid Leave. Executive shall be entitled to paid vacation time (“Vacation”) to use during each year of this Agreement. The numbers of days of Vacation shall be at the discretion of Executive, provided however, that any Vacation shall be taken by Executive at such time or times as do not conflict, as reasonably practicable, with Executive’s duties and responsibilities hereunder. As Vacation is not earned or accrued annually, Executive shall not receive any compensation for unused Vacation. Executive shall also be eligible for other paid leave in accordance with Corporation’s policies, as amended, adopted, suspended or terminated from time to time by Corporation.

6.Termination of Employment. The phrase “termination of employment” shall mean that Executive has incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations thereunder.

A.Termination by Corporation for “Cause.” This Agreement and Executive’s employment hereunder may be immediately terminated by Corporation, at its option, for “Cause,” either with or without notice, if Executive shall:

1.	Engage in negligent or willful misconduct; or

2.
Perform his/her duties in a significantly unsatisfactory manner against position expectations (other than such failure resulting from physical or mental illness) and fail to improve such performance in response to corrective feedback;

3.
Violate material Corporation codes or policies (such as, but not limited to, the Code of Ethics and Business Conduct, and policies regarding harassment, workplace violence, confidential information or drug testing); or

4.
Commit acts of dishonesty of any kind, including willful misrepresentation, falsification of records, or breach of Executive’s fiduciary duty to Corporation, in Executive’s interactions or dealings with the Corporation, its Executives or customers.

5.	Refuse to comply with any reasonable, lawful direction of the Board or Corporation officer; or

6.
Engage in business practices or conduct that, in the reasonable opinion of the Corporation, may or will result in a material injury or loss to Corporation, including damage to customer relations or business prospects; or

7.
Use alcohol, to the extent that such use interferes with the performance of the Executive’s obligations under this Agreement or causes or could cause embarrassment or reputational damage to Corporation, continuing after written warning, or use of illegal drugs, with or without previous warning; or

8.	Lose or have suspended any licenses, clearances or bonding required to perform Executive’s duties under this Agreement; or

9.
Willfully violate any law, rule, or government regulation (other than traffic violations, misdemeanors, or similar offenses that do not involve moral turpitude) or be convicted of or plead nolo contendere to any felony.

For purposes of defining Cause, no act, or failure to act, of Executive shall be considered “willful” unless done, or omitted to be done, by Executive deliberately and with knowledge of the consequences of such action or inaction. In the event of any such termination for Cause by Corporation, Corporation shall only be obligated to continue to pay Executive the Base Salary due Executive under this Agreement up to Executive’s termination date.
B.Termination by Corporation Without Cause. This Agreement and Executive’s employment hereunder may be immediately terminated by Corporation without Cause. In the event of any such termination by Corporation without Cause, Corporation shall be obligated to continue to pay Executive (i) the Base Salary due Executive under this Agreement up to Executive’s termination date; and (ii) Severance Pay as defined below.

C.Termination by Executive.

1.
This Agreement and Executive’s employment hereunder may be terminated by Executive with thirty (30) calendar days’ written notice (“Notice Period”) to Corporation. Upon receiving notice of termination from Executive, Corporation reserves the right to terminate this Agreement immediately or at any time during the Notice Period. Provided Executive has given the required thirty (30) calendar days’ notice, if Corporation elects to terminate this Agreement before the termination date set forth in Executive’s notice, Corporation shall be obligated to continue to pay Executive the Base Salary that would have been due Executive under this Agreement to the end of Executive’s Notice Period, but not exceeding thirty (30) days. If Executive terminates this Agreement with less than thirty (30)

calendar days’ notice or if Executive elects not to remain employed for the full Notice Period, Corporation shall only be obligated to pay Executive the Base Salary due Executive up to the earlier of (i) the end of Executive’s Notice Period or (ii) the termination date set by Corporation.

2.
Notwithstanding anything to the contrary in this section (C), in the event Executive terminates this Agreement for Good Reason, Corporation shall, in addition to any Base Salary that would be due Executive through the end of the Notice Period, pay Executive Severance Pay, as defined in Section 7(A) below. “Good Reason” is defined as the occurrence of any of the following:

a.
An involuntary reduction or diminution in Executive’s title, authority, duties, reporting relationship or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law), relative to Executive’s title, duties, authority, reporting relationship or responsibilities in effect immediately prior to such reduction which would cause Executive’s position with Corporation to become of materially less responsibility, authority and/or importance, taking into account the Company's size, status as a public company, and capitalization as of the date of this Agreement; or

b.	Requiring Executive to relocate his primary work location more than fifty (50) miles from his/her then-present location; or

c.	A material reduction in Executive’s salary, bonus opportunity or benefits; or

d.	Executive is not given sufficient authority for Executive to carry out the responsibilities contemplated hereunder; or

e.	Corporation otherwise materially breaches this Agreement.

3.	In order to qualify as Good Reason, in addition to the occurrence of one of the circumstances above, Executive must:

a.	provide written notice to Corporation of Good Reason no more than ninety (90) days after the initial existence of Good Reason, and

b.	afford Corporation thirty (30) days to remedy the material change or breach, and

c.	Executive must terminate within one-hundred-twenty (120) days following the initial existence of any Good Reason if Corporation fails to remedy the same.

D.Death of Executive. This Agreement and Executive’s employment hereunder shall terminate automatically upon the death of Executive. In the event Executive’s employment is terminated by reason of Executive’s death, Executive’s estate shall be eligible to receive any unpaid Base Salary that is due through the date of death.

E.Disability of Executive. This Agreement and Executive’s employment hereunder may be terminated in the event of Executive’s disability, as defined in Corporation’s Long Term

Disability Policy in effect at the time, for a period of six (6) months or more. Executive acknowledges and agrees that Executive shall voluntarily submit to a medical or psychological examination for the purpose of determining Executive’s continued fitness to perform the essential functions of the Executive’s position whenever requested to do so by the Corporation. If the Corporation elects to terminate the employment relationship on this basis, the Corporation shall notify the Executive or the Executive’s representative in writing and the termination shall become effective on the date that such notification is given. In the event of a termination of employment by reason of Executive’s disability, Executive shall be eligible to receive any unpaid Base Salary that is due through the date of termination of Executive’s employment.

F.Corporate Dissolution. This Agreement and Executive’s employment hereunder shall terminate in the event of the termination of the business or corporate existence of the Corporation. In the event of any such termination by Corporation, Corporation shall be obligated to continue to pay Executive (i) the Base Salary due Executive under this Agreement up to Executive’s termination date; and (ii) Severance Pay as defined below.

G.Reconciliation of Compensation Owed Executive. After any termination of Executive’s employment hereunder, all compensation and amounts due to Executive with respect to work performed or expenses incurred prior to the date of termination shall be reconciled with amounts due to Corporation from Executive. Each party shall be entitled to offset against any amounts that may be due to the other party such amounts as are due from such other party to it or him. The parties shall proceed expeditiously to accomplish the foregoing, and the resulting amount due from one party to the other shall be paid promptly after it is determined.

H.Executive Cooperation. Following any notice of termination, Executive shall fully cooperate with Corporation in all matters relating to the winding up of Executive’s pending work on behalf of Corporation and the orderly transfer of any such pending work to such other Executives of Corporation as may be designated by Corporation. To that end, Corporation shall be entitled to such full time or part time services of Executive as Corporation may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination. Executive further agrees to cooperate with and provide assistance to Corporation and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting Corporation, in which (in the reasonable judgment of Corporation) Executive’s assistance or cooperation is needed. Executive shall, when requested by Corporation, provide testimony or other assistance and shall travel at Corporation’s request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, Corporation shall attempt to accommodate Executive’s schedule, shall provide Executive with reasonable notice in advance of the times in which Executive’s cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with such matters.

7.Severance Benefits. In the event of a termination by Corporation without Cause as defined in Section 6 B or in the case of Corporate Dissolution as defined in Section 6 F, Corporation agrees to provide Executive with the following payments and benefits, which shall be referred to as “Severance”:

A.	Twelve (12) months of Base Salary (“Severance Pay”).

B.Notwithstanding A above, if employment is terminated in conjunction with a change in the control of Corporation, Corporation will provide the Executive with Severance Pay under the circumstances specified in (i) and (ii) of this subsection (B), and the conditions set forth in subsections

7 (C) and (D) of this Agreement. For the purposes of this Agreement, a “Change in Control” is defined as the sale of substantially all of the operating assets of Corporation, the acquisition of more than fifty percent (50%) of the stock of Corporation by a group of shareholders or an entity which acquires control of Corporation (a “Purchaser”), or a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of Corporation or such surviving entity outstanding immediately after such merger or consolidation.

1.
If the Change in Control results in the involuntary termination of Executive during the term of this Agreement or results in Executive electing within nine (9) months from the date of the Change in Control to terminate Executive’s employment for Good Reason (as defined below), Corporation shall provide Executive with Severance Pay in an amount that is equal to two and one-half times (2 ½ x) Executive’s annual Base Salary and shall pay Executive any reasonably anticipated Performance Bonus, on a prorated basis, for the fiscal year in which the Executive was terminated. Such Performance Bonus shall be based on performance to date, as of the date of the Change of Control.

2.
For the purposes of this subsection 7(B), “Good Reason” shall include, in addition to the condition set forth in Section 6(C), the occurrence of any of the following after a Change in Control: (a.) Executive is not the [Title] of the ultimate parent/successor of Corporation; or (b.) Employee does not report directly to the [Title] of the ultimate parent or successor of Corporation.

C.As a condition of receiving Severance hereunder, Executive will be required to execute a release agreement.

D.Severance Pay shall be less such amounts required to be withheld by law. The Severance Pay shall be paid following termination in equal installments per the Corporation’s regular pay schedule, commencing after the date the revocation period for the release agreement has expired and no revocation has occurred. If any payment hereunder fails to be exempt from Internal Revenue Code Section 409A, and the applicable revocation period spans two calendar years, commencement of payment of the installments will not occur until the second calendar year and after the release agreement has become effective.

E.Notwithstanding anything to the contrary, the amount of Severance Pay provided under this Agreement shall not under any circumstances exceed the amount defined in § 280G of the Internal Revenue Code as a “parachute payment”.

F.In addition to Severance Pay, if Executive elects continuation coverage under one or more of the Corporation’s health plans (“Health Plans”) pursuant to the continuation coverage terms of such Health Plan(s) and as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then for a period equal to the number of months of Severance Pay (“Severance Period”), Executive shall pay a reduced, monthly COBRA premium for continuation coverage. The monthly premium to be paid by Executive shall be equal to the payroll deduction contribution then being paid, each month, by the Corporation’s actively employed, similarly situated Executives, for the selected Health Plans’ coverage. Such coverage shall be provided in accordance with terms of the Health Plan(s) as may exist or may be amended from time to time. If Executive elects to continue COBRA coverage beyond the Severance Period, Executive will be responsible for payment of the full, regular COBRA premium for any coverage continuation thereafter.

G.Corporation shall have no obligation to provide Severance to Executive in the event of termination for any reason other than those set forth in this Section 7.

8.Confidential Information.

A.Non-Disclosure. Executive shall, during the course of Executive’s employment and at all times subsequent to Executive’s employment, hold in strictest and total confidence all Confidential Information. Executive will at no time, except as authorized by Corporation in writing or as required by any law, rule or regulation after providing prior written notice to Corporation within sufficient time for Corporation to object to production or disclosure or quash subpoenas related to the same, directly or indirectly, use for Executive’s benefit or for the benefit of others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any Confidential Information, nor shall Executive permit any other person or entity to use Confidential Information in competition with Corporation. Executive acknowledges that disclosure of Confidential Information to or use of the same by third parties would greatly affect the effective and successful conduct of the business of Corporation and the goodwill of Corporation, and that any breach of the terms of this subsection (A) shall be a material breach of this Agreement.

B.Defend Trade Secrets Act (DTSA) Notice. Pursuant to 18 USC § 1833(b), Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, should Executive pursue legal action against Corporation for retaliation based on the reporting of a suspected violation of law, Executive may disclose a trade secret to his/her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

C.Definitions.

1.
“Confidential Information” shall mean any information proprietary to Corporation and not generally known, including trade secrets; Inventions; technology, whether now known or hereafter discovered; information pertaining to research, development, techniques, engineering, purchasing, marketing, selling, accounting, licensing, know how, processes, products, equipment, devices, models, prototypes, computer hardware, computer programs and flow charts, program code, software libraries, databases, formulae, compositions, discoveries, cost systems, pending business transactions, the identity of customers and potential customers, and the particular needs and requirements of customers; customer lists; customer histories and records; personnel information; financial information; and confidential and proprietary information of customers and other third parties received by Corporation. Confidential Information shall also include all derivatives thereof, any information that qualifies as a “trade secret” under the Uniform Trade Secret Act or the Defend Trade Secrets Act of 2016

2.
“Invention” shall mean all ideas, discoveries, developments, inventions, improvements, innovations, technology, computer programs, software, products, methods, systems or plans, whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright, or similar laws, relating in any manner to any of Corporation’s present or future products, services, manufacturing or research.

3.
The term Confidential Information shall not apply to the following: (a) information that is or becomes public knowledge other than through the fault of Executive; (b) information that is received by Executive from a third party who is under no obligation to keep the information confidential; (c) information that Executive can show by written records was in Executive’s possession prior to the date of disclosure by Corporation to Executive of the Confidential Information in question; or (d) information that is individually developed by Executive, and that Executive can show by written or other tangible evidence was so independently developed.

D.Return of Confidential Information. Upon termination of Executive’s employment with Corporation or at any other time upon Corporation’s request, Executive shall deliver promptly to Corporation all originals and all copies (including photocopies, facsimiles, and computer or other means of electronic storage whether now known or hereafter discovered) of all documents and other materials then in the Executive’s possession and whether prepared by the Executive or others that constitute Confidential Information or relate in any way to business of Corporation. Executive will not make or retain any copies of the foregoing and will so represent to Corporation upon Executive’s termination of employment. Furthermore, upon Executive’s termination of employment, Executive will return to Corporation all computer hardware and/or software provided by or owned by Corporation.

E.Assignment of Inventions. Any Invention that Executive, either alone or with others makes, discovers, devises, conceives, reduces to practice, or otherwise possesses while employed by Corporation shall be “works made for hire” as that term is defined in the United States Copyright Laws and the sole property of Corporation. Executive further agrees to assign, and does hereby irrevocably assign, to Corporation or Corporation’s designee, Executive’s entire right, title and interest in: (i) all Inventions, (ii) all trademarks and copyrights in any of the Inventions, and any applications with respect thereto, and all of the goodwill appurtenant thereto, and (iii) all patent applications and patents with respect to any of the Inventions, including those in foreign countries, which Executive conceives or makes (whether alone or with others) while employed by Corporation. Additionally, both while employed by Corporation and afterwards, Executive agrees to execute and deliver at Corporation’s expense any documents that Corporation may reasonably consider necessary or helpful to assure the originality of all Inventions, obtain or maintain patents, trademarks, copyrights or any other registrations, whether during the prosecution of applications therefor or during the conduct of an interference, opposition, litigation or other matter (all related expenses to be borne by Corporation), and to vest ownership in, transfer and convey, by assignment or otherwise, all right, title and interest in and to such items to Corporation.

9.Restrictive Covenants.

A.Limitation on Competition. During the term of Executive’s employment and for a period of one (1) year after the termination of such employment for any reason (the “Restricted

Period”), Executive shall not, engage directly or indirectly, either personally or as an Executive, partner, associate partner, owner, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business which is competitive with the business of Corporation. For purposes of this covenant, a business will be deemed competitive if it is conducted in whole or in part within any geographic area wherein Corporation is engaged in marketing its products, and if it involves the design or manufacture of products for the aerospace industry that are the same or substantially similar to those designed or manufactured by Corporation or if it is in any manner competitive, as of the date of cessation of the Executive’s employment, with any business then being conducted by Corporation or as to which Corporation has then formulated definitive plans to enter;

B.Non-Solicitation of Customers. During Executive’s employment and during the Restricted Period, Executive shall not, individually or collectively, as a participant in a partnership, sole proprietorship, corporation, limited liability corporation, or other entity, or as an operator, investor, shareholder, partner, director, Executive, consultant, manager, sales representative, independent contractor or advisor of any such entity, or in any other capacity whatsoever, either directly or indirectly (i) solicit any business from any Customer or assist any other entity in soliciting any business from any Customer; (ii) request or advise any Customer to withdraw, curtail, or cancel any of such Customer’s business or other relationships with Corporation; or (iii) otherwise interfere with any relationship between Corporation and any Customer. As used in this section, “Customer” shall mean any person or entity (and/or their respective affiliates or successors) to which Corporation rendered any services or sold anything of value to.

C.Non-Solicitation of Suppliers. During Executive’s employment and during the Restricted Period, Executive shall not induce or attempt to induce any salesman, distributor, supplier, manufacturer, representative, agent, jobber or other person transacting business with Corporation to terminate their relationship with or Corporation, or to represent, distribute or sell products in competition with products of Corporation; or

D.Non-Solicitation of Employees. During Executive’s employment and during the Restricted Period, Executive shall not (i) participate, directly or indirectly, in or be materially involved in any manner in the hiring or any attempt to hire as an employee, officer, director, consultant, or advisor any person who is, at the time of such hiring or attempted hiring, or was within six (6) months of such hiring or attempted hiring, an employee of Corporation; or (ii) otherwise, directly or indirectly, induce or attempt to induce any employee of Corporation or of any affiliate of Corporation to leave the employ of Corporation.

E.Reasonableness of Restrictions. It is the intention of the parties to restrict the activities of Executive under this Section 9 only to the extent necessary for the protection of legitimate business interests of Corporation. Executive acknowledges that Executive’s covenant not to compete unfairly is necessary to protect the legitimate business interests of Corporation, and that irreparable harm and damage will be done to Corporation in the event that Executive competes unfairly with Corporation. Executive has carefully read and considered the provisions of this Section titled “Restrictive Covenants” and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests of Corporation. Executive further agrees and acknowledges that the geographic and durational limitations set forth herein are reasonable under the circumstances considering Executive’s access to Corporation’s Confidential Information and customer relationships and other relevant factors, and agrees that Corporation’s need for the protection afforded herein is greater than any hardship Executive might experience by complying with the terms set forth therein. However, the parties specifically covenant and agree that should any of the provisions set forth therein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.

F.Tolling. In the event of a breach by Executive of this Section entitled “Restrictive Covenants,” then the restrictive periods referenced herein shall be tolled and shall begin to run or recommence running only at such time as the breach is alleviated or remedied.
G.Change in Control. The parties agree that the Restricted Period provided for in this section shall be:

1.	Reduced to six (6) months in event of a Change in Control (as that term is defined in subsection 7(C) herein); or

2.	Eliminated if the business currently operated by the Corporation is terminated and the assets of the Corporation are liquidated.

10.Remedies. In the event of the breach by Executive of any of the terms of this Agreement, notwithstanding anything to the contrary contained in this Agreement, Corporation may terminate the employment of the Executive in accordance with the provisions of Section 6. It is further agreed that any breach or evasion of any of the terms of this Agreement by Executive will result in immediate and irreparable injury to Corporation and will authorize recourse to injunction and/or specific performance as well as to other legal or equitable remedies to which Corporation may be entitled. In addition to any other remedies that it may have in law or equity, Corporation also may require an accounting and repayment to Corporation of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such breaches by the Executive or by a competitor’s business controlled, directly or indirectly, by the Executive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies by Corporation shall not constitute a waiver of the right to pursue other available remedies. If either party shall commence a proceeding against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs and expenses of defense, as the case may be. The foregoing costs and expenses shall include reasonable attorneys’ fees.

11.Assignability. This Agreement may be assigned by Corporation to any other entity wholly-owned by Corporation or to any other entity which purchases substantially all of the assets of Corporation or acquires a majority of the stock of Corporation. The services to be performed by Executive hereunder are personal in nature and, therefore, Executive shall not assign Executive’s rights or delegate Executive’s obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.

12.Binding Effect; Third Party Beneficiaries. Subject to the provisions of Section 11, this Agreement shall inure to the benefit of and may be enforced by Corporation and its successors or assigns, and it shall be binding upon Executive and Executive’s heirs, successors, and assigns. Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.

13.Disclosure of Existence of Agreement. To preserve Corporation’s rights under this Agreement, Corporation may advise any third party of the existence of this Agreement and its terms, and Executive specifically releases and agrees to indemnify and hold Corporation harmless from any liability for doing so.

14.Opportunity to Review. Executive acknowledges his understanding that this Agreement was prepared by counsel for Corporation and further acknowledges his understanding that in such capacity, such counsel has acted solely as counsel for Corporation and does not in any way represent Executive. Executive hereby acknowledges and represents that he has had the opportunity to review this Agreement and to seek advice of counsel of his choosing to represent the interests of Executive prior to his execution hereof.
15.Governing Law. This Agreement shall be deemed for all purposes to have been made in the State of Missouri, notwithstanding either the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

16.Venue and Jurisdiction. The exclusive venue and jurisdiction for any litigation concerning this Agreement shall be in the Circuit Court for the 11th Judicial District, St. Charles County, Missouri, unless that court lacks jurisdiction, in which case such action shall be brought in the United States District Court for the Eastern District of Missouri. Any of the foregoing courts shall have personal jurisdiction over Executive and jurisdiction over matters arising out of this Agreement, and Executive hereby irrevocably waives any and all objections to personal jurisdiction, venue or convenience in the aforementioned courts.

17.Waiver. No waiver by either party hereto of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or condition at the same or at any prior or subsequent time. Waiver by either party hereto of any breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof or as a waiver by any other entity.

18.Severability. Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent. A court with jurisdiction over the matters contained in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law.

19.Notices. All notices provided for in this Agreement shall be in writing and shall be given either (a) by actual delivery of the notice to the party entitled thereto or (b) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the party entitled thereto. The notice shall be deemed to have been received in case (a) on the date of its actual receipt by the party entitled thereto or in case (b) two (2) days after the date of its deposit with the United States Postal Service.

If to the Corporation:
LMI Aerospace, Inc.
Attn: General Counsel

411 Fountain Lakes Blvd.
St. Charles, MO 63301

and, if to the Executive, to:

Name
Address 1
City, State ZIP

or to such other address as may be specified by either of the parties in the manner provided under this Section.
20.    Survival. All of those provisions of this Agreement that require performance by either party following termination of Employee’s employment hereunder as well as all provisions contained within Section 7(B) shall survive any termination of this Agreement.
21.    General Interpretive Principles. This Agreement shall be construed without regard to any presumption or rule requiring construction against the drafting party. For purposes of this Agreement, except as otherwise expressly provided or unless context otherwise requires:

A.	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

B.	the terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to;”

C.	relative to the determining of any period of time, “from” means “from and including” and “to” and “through” mean “to and including;”

D.	“or,” “either” and “any” are not exclusive;

E.	the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” and

F.	the headings contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

22.    Section 409A.
A.This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A. In the event that any provision of this Agreement does not comply with the requirements of Section 409A, Corporation, in exercise of its sole discretion and without consent of Executive, may amend or modify this Agreement in any manner to the extent necessary to meet the requirements of Section 409A.

B.This Agreement is intended to comply with Section 409A or an exemption thereunder, and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made if such termination of employment constitutes a “separation from service” under Section 409A.

C.Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified Executive,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of Executive’ s separation from service will not be paid until the first payroll date to occur following the six-month anniversary of Executive’s termination date (“Specified Executive Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period will be paid in a lump sum on the Specified Executive Payment Date without interest and, thereafter, any remaining payments will be paid without delay in accordance with their original schedule. If Executive dies during the six-month period, any delayed payments will be paid to Executive’s estate in a lump sum within thirty (30) calendar days after Executive’s death.

23.    Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. A signature of a party by facsimile or other electronic transmission (including a .pdf copy sent by e-mail) shall be deemed to constitute an original and fully effective signature of such party.
24.     Entire Agreement; Amendments. The provisions hereof constitute the entire and only agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties hereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

CORPORATION:    LMI AEROSPACE, INC.

By:____________________________________________
            Name

EXECUTIVE:    ___________________________________________
NAME